Exhibit 99.1

WASTE CONNECTIONS ANNOUNCES EXECUTIVE TRANSITION PLAN

-	Appoints Worthing Jackman as President
-	Appoints Mary Anne Whitney as Chief Financial Officer

TORONTO, ONTARIO, May 14, 2018 - Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced that, effective July 1, 2018, Worthing Jackman, Executive Vice President and Chief Financial Officer, will succeed Steve Bouck as President, and Mary Anne Whitney, Senior Vice President – Finance, will succeed Mr. Jackman as Chief Financial Officer. While Mr. Bouck transitions into retirement, he will provide ongoing strategic advice and focus on certain growth and technology initiatives.

“Steve joined Waste Connections shortly after the Company’s founding over 20 years ago. During his tenure as CFO and then President, the Company has grown to almost $5 billion in revenue and over 16,000 employees, and has delivered a total shareholder return of more than 3,000% since our IPO. Steve has played an invaluable role in our success and has embodied everything expected of a servant leader. He is a trusted confidant and dear friend to many. I will miss my day-to-day partner of 20+ years but am thrilled for him as he begins his next chapter. I can never thank him enough for all he’s done and meant to the Company,” said Ronald J. Mittelstaedt, Chief Executive Officer and Chairman.

Mr. Mittelstaedt added, “We remain well positioned for continuing success in transitioning the President role to Worthing, who also has been associated with the Company for more than 20 years, first as our investment banker, then joining us in April 2003. Worthing has served as our CFO since 2004 and has been instrumental in executing our strategic plan and driving tremendous shareholder value creation.”

Mr. Mittelstaedt concluded, “We are also pleased to announce Mary Anne Whitney’s promotion to CFO. Mary Anne has had extensive experience with the Company since 2006 in financial and operating analytics, capital deployment, capital markets and shareholder engagement. This experience, together with a very talented accounting, finance, tax and treasury team, should ensure a seamless transition of the CFO role.”

About Waste Connections

Waste Connections is an integrated solid waste services company that provides waste collection, transfer, disposal and recycling services in mostly exclusive and secondary markets in the U.S. and Canada. Through its R360 Environmental Solutions subsidiary, Waste Connections is also a leading provider of non-hazardous oilfield waste treatment, recovery and disposal services in several of the most active natural resource producing areas in the United States, including the Permian, Bakken and Eagle Ford Basins. Waste Connections serves more than six million residential, commercial, industrial, and exploration and production customers in 39 states in the U.S., and six provinces in Canada. The Company also provides intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest.

For more information, visit the Waste Connections web site at www.wasteconnections.com. Copies of financial literature, including this release, are available on the Waste Connections website or through contacting us directly at (905) 532-7510. Investors can also obtain these materials and other documents filed with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian securities regulators free of charge at the SEC’s website, www.sec.gov, and at the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators at www.sedar.com.

CONTACT:

Worthing Jackman / (832) 442-2266	Mary Anne Whitney / (832) 442-2253
worthingj@wasteconnections.com	maryannew@wasteconnections.com